Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE WEDNESDAY, JANUARY 25, 2012

Contact:	Robert N. Martin
Vice President of Finance
(720) 977-3431
bob.martin@mdch.com

M.D.C. HOLDINGS APPOINTS RAYMOND T. BAKER

TO THE BOARD OF DIRECTORS

DENVER, Wednesday, January 25, 2012—M.D.C. Holdings, Inc. (NYSE: MDC) today announced that its Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, appointed Raymond T. Baker as a Class III Director to fill a vacancy on the Board, with a term expiring in 2012. The Board determined that Mr. Baker is independent under the rules of the New York Stock Exchange and the Company’s categorical standards of independence. The addition of Mr. Baker to the Board brings the number of independent members serving on the Board to six.

Mr. Baker is President of Gold Crown Management Company, a real estate asset management company, and he is also the founder and Co-Director of the Gold Crown Foundation. In addition, he is a member of the Board of Directors of both Alpine Banks of Colorado and Steele Street State Bank & Trust.

“We are pleased to add an individual with Mr. Baker’s qualifications and expertise to our Board of Directors,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “His breadth of experience will add a unique perspective to our Board. We are confident that his contributions will be invaluable as we work towards our goal of returning to profitability in 2012.”

About M.D.C. Holdings, Inc.

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 165,000 families. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the

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metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville and Seattle. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

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